Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES MARCH 31, 2021 FINANCIAL RESULTS
AND DECLARES SECOND QUARTER 2021 DIVIDEND OF $0.40 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — April 28, 2021 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a second quarter dividend of $0.40 per share. The second quarter dividend is payable on June 30, 2021 to stockholders of record as of June 15, 2021.

MARCH 31, 2021 FINANCIAL RESULTS

Ares Capital also announced financial results for its first quarter ended March 31, 2021.

HIGHLIGHTS

 Financial

	Q1-21		Q1-20
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.43		$0.41
GAAP net income (loss) per share		$0.87		$(1.42)
Net investment income	$144	$0.33	$234	$0.54
Net realized gains	$16	$0.04	$34	$0.08
Net unrealized gains (losses)	$213	$0.50	$(880)	$(2.04)
GAAP net income (loss)	$373	$0.87	$(612)	$(1.42)
Dividends declared and payable		$0.40		$0.40

	As of
(dollar amounts in millions, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020
Portfolio investments at fair value	$15,429	$15,515	$14,370
Total assets	$16,021	$16,196	$15,806
Stockholders’ equity	$7,632	$7,176	$6,583
Net assets per share	$17.45	$16.97	$15.58
Debt/equity ratio	1.06x	1.20x	1.26x
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(1)All per share amounts are basic and diluted.

(2)Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

Portfolio Activity

(dollar amounts in millions)	Q1-21	Q4-20	Q1-20
Portfolio Activity During the Period:
Gross commitments	$1,750	$3,858	$1,272
Exits of commitments	$2,138	$3,032	$918

Portfolio as of the End of the Period:
Number of portfolio company investments	350	350	355
Weighted average yield of debt and other income producing securities(3):
At amortized cost	8.9%	9.1%	8.9%
At fair value	9.1%	9.2%	9.4%
Weighted average yield on total investments(4):
At amortized cost	7.9%	8.0%	7.9%
At fair value	8.0%	8.2%	8.5%
____________________________________________

(3)    Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable.

(4)    Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable.

FIRST QUARTER 2021 OPERATING RESULTS

For the first quarter of 2021, Ares Capital reported GAAP net income of $373 million or $0.87 per share (basic and diluted), Core EPS(2) of $0.43 per share (basic and diluted), net investment income of $144 million or $0.33 per share (basic and diluted), and net realized and unrealized gains of $229 million or $0.54 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of March 31, 2021, total assets were $16.0 billion, stockholders’ equity was $7.6 billion and net asset value per share was $17.45.

In the first quarter of 2021, Ares Capital made $1.8 billion in new investment commitments, of which $1.4 billion were funded, including 21 new portfolio companies and 18 existing portfolio companies. As of March 31, 2021, 176 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $1.8 billion in new commitments made during the first quarter of 2021, 78% were in first lien senior secured loans, 15% were in second lien senior secured loans, 3% were in senior subordinated loans, 3% were in preferred equity securities and 1% were in other equity securities. Of these commitments, 88% were in floating rate debt securities, of which 99% contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the first quarter of 2021, Ares Capital funded $183 million related to previously existing unfunded revolving and delayed draw loan commitments.

Also in the first quarter of 2021, Ares Capital exited approximately $2.1 billion of investment commitments, including $283 million of loans sold to Ivy Hill Asset Management L.P. (“IHAM”) or certain vehicles managed by IHAM. Of the total investment commitments exited, 52% were first lien senior secured loans, 30% were second lien senior secured loans, 8% were preferred equity securities, 5% were senior subordinated loans, 3% were subordinated certificates of the Senior Direct Lending Program, LLC (the “SDLP”) and 2% were other equity securities. Of the approximately $2.1 billion of exited investment commitments, 92% were floating rate, 4% were fixed rate, 3% were non-income producing and 1% were on non-accrual.

The fair value of Ares Capital’s portfolio investments at March 31, 2021 was $15.4 billion, including $13.6 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 47% of first lien senior secured loans, 25% of second lien senior secured loans, 7% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients to fund first lien senior secured loans through the SDLP), 6% of senior subordinated loans, 6% of preferred equity securities and 9% of other equity securities. As of March 31, 2021, the weighted average yield of debt and other income producing securities in the portfolio at amortized cost and fair value was 8.9% and 9.1%, respectively, the weighted average yield on total investments in the portfolio at amortized cost and fair value was 7.9% and 8.0%, respectively, and 82% of the total investments at fair value were in floating rate securities.

“Our first quarter results mark a strong start to 2021 with year-over-year growth in both core and GAAP earnings and ending with a record NAV per share,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “Our portfolio continues to perform well and is benefitting from the improvement in the overall economy. We believe that our leading market position, deeply experienced team and highly disciplined investment approach leaves us well positioned to make attractive new investments in both a recovering economy and a growing market opportunity.”

“We continued to use our competitive advantages and deep capital market relationships to raise $1.4 billion of attractive long-term debt capital during the quarter,” said Penni Roll, Chief Financial Officer of Ares Capital. “We also accretively issued approximately $250 million of equity at a premium to NAV, our first secondary equity raise in almost seven years. With $5.2 billion of available liquidity and a predominately unsecured funding profile, we believe that our balance sheet remains one of our most significant competitive advantages and provides us with significant flexibility.”

PORTFOLIO QUALITY

Ares Capital’s investment adviser employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of March 31, 2021 and December 31, 2020, the weighted average grade of the portfolio at fair value was 3.0 and 3.0, respectively, and loans on non-accrual status represented 3.3% of total investments at amortized cost (or 2.2% at fair value) and 3.3% at amortized cost (or 2.0% at fair value), respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2021, Ares Capital had $337 million in cash and cash equivalents and $8.1 billion in total aggregate principal amount of debt outstanding ($8.0 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $4.9 billion available for additional borrowings under its existing credit facilities as of March 31, 2021.

In the first quarter of 2021, Ares Capital issued $1.0 billion in aggregate principal amount of unsecured notes that mature on July 15, 2026 and bear interest at a rate of 2.150% per annum (the "July 2026 Notes"). The July 2026 Notes pay interest semi-annually and all principal is due upon maturity. The July 2026 Notes may be redeemed in whole or in part at any time at Ares Capital's option at the redemption price determined in the indenture governing the July 2026 Notes, and any accrued and unpaid interest.

In February 2021, Ares Capital completed a public equity offering pursuant to which Ares Capital sold an aggregate of 14 million shares of common stock at a price of $17.85 per share to the participating underwriters, resulting in total proceeds, net of estimated offering expenses, of approximately $249.4 million.

In March 2021, Ares Capital redeemed the entire $230.0 million aggregate principal amount outstanding of its unsecured notes that bore interest at a rate of 6.875% per year and which was scheduled to mature on April 15, 2047 (the “2047 Notes”) in accordance with the terms of the indenture governing the 2047 Notes. The 2047 Notes were redeemed at par plus accrued and unpaid interest for a total redemption price of approximately $233 million, which resulted in a realized loss on the extinguishment of debt of $43 million. The $186 million carrying value of the 2047 Notes at the time of redemption represented the aggregate principal amount of the 2047 Notes less the unaccreted purchased discount recorded as part of the Allied Capital Corporation acquisition.

In March 2021, Ares Capital amended and restated its senior secured credit facility (as amended, the “Revolving Credit Facility”). The amendment and restatement, among other things, (a) increased total commitments under the Revolving Credit Facility from $3,617 million to $3,963 million, (b) extended the expiration of the revolving period for lenders electing to extend commitments in an amount equal to $3,763 million from March 30, 2024 to March 31, 2025, during which period Ares Capital, subject to certain conditions, may make borrowings under the Revolving Credit Facility, and (c) extended the stated maturity date for lenders electing to extend commitments in an amount equal to $3,763 million from March 30, 2025 to March 31, 2026. Lenders who elected not to extend their commitments in an amount equal to $200 million will remain subject to a revolving period expiration of March 30, 2024 and a stated maturity date of March 30, 2025. The Revolving Credit Facility is composed of a revolving loan tranche equal to $3,146 million and a term loan tranche in an amount equal to $817 million.

FIRST QUARTER 2021 DIVIDEND PAID

On February 10, 2021, Ares Capital declared a first quarter 2020 dividend of $0.40 per share for a total of approximately $175 million. The first quarter dividend was paid on March 31, 2021 to stockholders of record as of March 15, 2021.

RECENT DEVELOPMENTS

From April 1, 2021 through April 22, 2021, Ares Capital made new investment commitments of approximately $971 million, of which $630 million were funded. Of these new commitments, 76% were in first lien senior secured loans, 13% were in second lien senior secured loans, 7% were in preferred equity securities, 2% were in senior subordinated loans and 2% were in other equity securities. Of the approximately $971 million of new investment commitments, 93% were floating rate, 5% were fixed rate and 2% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 7.4%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From April 1, 2021 through April 22, 2021, Ares Capital exited approximately $432 million of investment commitments, including $51 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the total investment commitments exited, 58% were first lien senior secured loans, 17% were subordinated certificates of the SDLP, 14% were preferred equity, 10% were second lien senior secured loans and 1% were other equity securities. Of the approximately $432 million of exited investment commitments, 99% were floating rate and 1% were non-income producing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 8.6%, and the weighted average yield on total investments exited or repaid during the period at amortized cost was 8.5%. On the approximately $432 million of investment commitments exited from April 1, 2021 through April 22, 2021, Ares Capital recognized total net realized gains of approximately $5 million, including $1 million of net realized losses from the sale of loans to IHAM or certain vehicles managed by IHAM.

In addition, as of April 22, 2021, Ares Capital had an investment backlog and pipeline of approximately $2.1 billion and $310 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares

Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, April 28, 2021 at 11:00 a.m. (Eastern Time) to discuss its quarter ended March 31, 2021 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 1463506 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through May 12, 2021 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10153140. An archived replay will also be available through May 12, 2021 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which often leads to economic growth and employment. Ares Capital believes its loans and other investments in these companies can generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by market capitalization as of March 31, 2021. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $15,628 and $15,914, respectively)	$15,429	$15,515
Cash and cash equivalents	337	254
Restricted cash	19	72
Interest receivable	98	112
Other assets	100	94
Operating lease right-of-use asset	36	38
Receivable from participants	—	38
Receivable for open trades	2	73
Total assets	$16,021	$16,196
LIABILITIES
Debt	$8,005	$8,491
Payable to participants	19	72
Base management fees payable	58	56
Income based fees payable	46	140
Capital gains incentive fees payable	42	—
Interest and facility fees payable	47	83
Accounts payable and other liabilities	97	113
Payable for open trades	19	6
Operating lease liabilities	56	59
Total liabilities	8,389	9,020
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 600 common shares authorized; 437 and 423 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	7,914	7,656
Accumulated overdistributed earnings	(282)	(480)
Total stockholders’ equity	7,632	7,176
Total liabilities and stockholders’ equity	$16,021	$16,196
NET ASSETS PER SHARE	$17.45	$16.97

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2021	2020
INVESTMENT INCOME
Interest income from investments	$289	$298
Dividend income	52	36
Capital structuring service fees	38	28
Other income	11	7
Total investment income	390	369

EXPENSES
Interest and credit facility fees	86	82
Base management fees	58	55
Income based fees	46	44
Capital gains incentive fees	42	(58)
Administrative fees	4	4
Other general and administrative	5	5
Total expenses	241	132
NET INVESTMENT INCOME BEFORE INCOME TAXES	149	237
Income tax expense, including excise tax	5	3
NET INVESTMENT INCOME	144	234
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	59	34
Net unrealized gains (losses)	213	(880)
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	272	(846)
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	(43)	—
NET INCREASE (DECREASE) IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$373	$(612)
BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE	$0.87	$(1.42)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	429	430

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP net income (loss) per share

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP net income (loss) per share, the most directly comparable GAAP financial measure, for the three months ended March 31, 2021 and 2020 are provided below.

	For the Three Months Ended March 31,
	2021	2020
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.43	$0.41
Net realized and unrealized gains (losses)	0.54	(1.96)
Capital gains incentive fees attributable to net realized and unrealized gains and losses	(0.10)	0.13
Income tax expense related to net realized gains and losses	—	—
Basic and diluted GAAP net income (loss) per share	$0.87	$(1.42)
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(1)    Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.